As filed with the Securities and Exchange Commission on November 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0214719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address of Principal Executive Offices)	(Mailing Address)

Argonaut Group, Inc. Amended and Restated Stock Incentive Plan

Argonaut Group, Inc. Non-Employee Director Stock Option Plan

Argonaut Deferred Compensation Plan for Non-Employee Directors

(Full title of the plans)

Mark E. Watson III

President and Chief Executive Officer

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM08

Bermuda

Telephone: (441) 296-5858

(Name, address and telephone number, including area code, of agent for service)

Copy to:

R. Scott Falk, P.C.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Shares, par value $1.00 per share	1,045,868 shares	(2)	$35.14	(3)	$36,751,801.52	(3)	$1,129
Common Shares, par value $1.00 per share	170,169 shares	(4)	$38.12	(5)	$6,486,842.28	(5)	$200
Common Shares, par value $1.00 per share	22,694 shares	(6)	$51.87	(7)	$1,177,137.78	(7)	$37
Common Shares, par value $1.00 per share	41,959 shares	(8)	$41.50	(9)	$1,741,298.50	(9)	$54
Total	1,280,690 shares				$46,157,080.08		$1,420

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Each of the shares registered hereunder are pursuant to awards granted by Argonaut Group, Inc. prior to its merger with the registrant. The registrant agreed to assume these awards in connection with the merger.
(2)	Represents 1,045,868 shares of common stock issuable upon the exercise of stock options pursuant to grants previously made under the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of the options outstanding under the Stock Incentive Plan.
(4)	Represents 170,169 shares of common stock issuable upon the vesting of restricted stock awards pursuant to grants previously made under the Stock Incentive Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s shares of common stock on November 27, 2007, as quoted on the Nasdaq Global Select Market.
(6)	Represents 22,694 shares of common stock issuable upon the exercise of stock options granted under the Argonaut Group, Inc. Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”).
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the exercise price of the options outstanding under the Non-Employee Director Plan.
(8)	Represents 41,959 shares of common stock issable upon the exercise of rights to receive stock in satisfaction of the plan account balances under the Argonaut Deferred Compensation Plan for Non-Employee Directors. Any shares to be issued pursuant to this plan will be purchased by the registrant on the open market for distribution to the plan participants.
(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the applicable conversion price at which plan participants under the Argonaut Deferred Compensation Plan for Non-Employee Directors may exchange their account balances in return for shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Argo Group International Holdings, Ltd., formerly known as PXRE Group Ltd. (the “Company”) with the Commission (Commission File No. 001-15259) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2006, filed with the Commission on March 16, 2007, as amended by Form 10-K/A filed with the Commission on April 23, 2007;

(b) The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the Commission on May 9, 2006, the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed with the Commission on August 6, 2007, and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the Commission on November 9, 2007;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2007; February 9, 2007; February 12, 2007; March 15, 2007; March 16, 2007; March 19, 2007; August 8, 2007; August 17, 2007; August 23, 2007; August 29, 2007; October 17, 2007; October 23, 2007; November 5, 2007; November 14, 2007; and November 16, 2007; and

(d) The description of the Company’s common stock, par value $1.00 per share, included on Form 8-A/A filed pursuant to Section 12(b) of the Exchange Act on August 6, 2007, as amended.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of Bermuda.

Under the Company’s Bye-Laws, the Company’s directors and officers (including any individual appointed to any committee by the Company’s Board of Directors) for the time being acting in relation to any of the affairs of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be delivered or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be deposited or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said individuals.

Under the Company’s Bye-Laws, each member of the Company and the Company agree to waive any claim or right of action he or it might have, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties, or supposed duties, with or for the Company; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Company’s Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, liquidator or trustee to repay such amount unless it shall ultimately be determined that the individual is entitled to be indemnified by the Company as authorized in the Bye-Laws or otherwise pursuant to the laws of Bermuda.

The Company maintains officer and director liability insurance insuring such persons against liabilities incurred in the discharge of their duties and also insuring the Company against its indemnification obligations.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bermuda, on November 29, 2007.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Mark E. Watson III
Name:	Mark E. Watson III
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Mark E. Watson III with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 29, 2007.

Signature	Title

/s/ Mark E. Watson III
Mark E. Watson III	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark W. Haushill
Mark W. Haushill	Interim Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ F. Sedgwick Browne
F. Sedgwick Browne	Director

/s/ H. Berry Cash
H. Berry Cash	Director

/s/ Bradley E. Cooper
Bradley E. Cooper	Director

/s/ Hector DeLeon
Hector DeLeon	Director

/s/ Allan W. Fulkerson
Allan W. Fulkerson	Director

/s/ David Hartoch
David Hartoch	Director

/s/ Mural R. Josephson
Mural R. Josephson	Director

/s/ Frank Maresh
Frank Maresh	Director

/s/ Philip R. McLoughlin
Philip R. McLoughlin	Director

/s/ John R. Power, Jr.
John R. Power, Jr.	Director

/s/ Fayez S. Sarofim
Fayez S. Sarofim	Director

/s/ Gary V. Woods
Gary V. Woods	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum of Association of the Registrant (Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 8, 2007).

4.2	Bye-Laws of the Registrant (Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 8, 2007).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of KPMG LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Argonaut Group, Inc. Amended and Restated Stock Incentive Plan.

99.2	Argonaut Group, Inc. Non-Employee Director Stock Option Plan.

99.3	Argonaut Deferred Compensation Plan for Non-Employee Directors.

99.4	Amendment Number 1 to the Argonaut Deferred Compensation Plan for Non-Employee Directors.